767 Fifth Avenue
New York, NY 10153-0119
+1 212 310 8000 tel
+1 212 310 8007 fax

Heather L. Emmel
+1 (212) 310-8849
July 17, 2014	heather.emmel@weil.com

CONFIDENTIAL SUBMISSION
VIA EDGAR

U.S. Securities and Exchange Commission
Division of Corporate Finance
100 F Street, N.E.
Washington D.C. 20549

Re:                                                  Confidential Submission of Draft Form S-1 by INC Research Holdings, Inc.

Ladies and Gentlemen:

On behalf of INC Research Holdings, Inc. (the “Company”), we confidentially submit a draft Registration Statement on Form S-1 (the “Registration Statement”) of the Company pursuant to Title I, Section 106 under the Jumpstart Our Business Startups Act of 2012, as amended, for non-public review by the Staff of the U.S. Securities and Exchange Commission (the “Staff”) prior to the public filing of the Registration Statement.

Should members of the Staff have any questions or comments concerning this submission, please contact me at (212) 310-8849.

Best regards,

/s/Heather L. Emmel

Heather L. Emmel, Esq.

Enclosure

cc:                                Christopher L. Gaenzle, Esq., INC Research Holdings, Inc.